UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2007

FREIGHTCAR AMERICA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51237	25-1837219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two North Riverside Plaza, Suite 1250 Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

(800) 458-2235

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 4, 2007, FreightCar America, Inc. (the “Company”) announced that it has entered into an Employment Agreement with Mr. Christian Ragot on January 3, 2007 (the “Agreement”). Pursuant to the Agreement, Mr. Ragot will serve as the Company’s Chief Operating Officer beginning on January 22, 2007, or such later date mutually agreed by the parties when Mr. Ragot is able to commence full-time employment with the Company, but not later than January 29, 2007 (the “Effective Date”), and as President and Chief Executive Officer beginning on April 30, 2007. It is expected that the Effective Date will be January 29, 2007. Mr. Ragot will serve as a member of the Company’s Board of Directors (the “Board”) beginning on the Effective Date.

The material terms of Mr. Ragot’s Agreement are set forth below.

(i) Term: The Agreement term commences on the Effective Date and will expire on the third anniversary of the Effective Date; except that the Agreement will remain in effect from year to year thereafter unless either party gives notice of its intention not to continue the Agreement, at least 90 days before the December 31 as of which the Agreement would otherwise terminate.

(ii) Base Salary: The Company will pay Mr. Ragot an initial base salary of $500,000. On April 30, 2007, the Company will increase Mr. Ragot’s base salary to $550,000.

(iii) Bonuses: Mr. Ragot will be eligible for an annual cash bonus based on performance and calculated as a percentage of his base salary. Initially, Mr. Ragot will have the opportunity of a bonus payout equal to 120% of his base salary. The Company will pay Mr. Ragot the bonus within 2 1/2 months of the close of the Company’s fiscal year, but in no event later than the end of the Company’s first fiscal quarter. Additionally, the Company will pay Mr. Ragot a signing bonus of $150,000 (the “Signing Bonus”) on the Effective Date.

(iv) Restricted Stock: On the Effective Date, the Company will award Mr. Ragot 40,000 shares of restricted stock in accordance with and subject to the terms of the FreightCar America, Inc. 2005 Long Term Incentive Plan, vesting in three equal annual installments beginning on the first anniversary of the Effective Date. This restricted stock award would become fully vested upon a change in control.

(v) Make Whole Agreement: It is anticipated that as a result of Mr. Ragot terminating his employment with Terex Corporation (“Terex”), Terex may not pay Mr. Ragot an annual incentive bonus for the 2006 calendar year of $320,000 and a long-term incentive award that otherwise would have been payable on March 15, 2007 of $1,750,000 (together, the “Foregone Bonus”). Unless Mr. Ragot notifies the Chairman of the Board’s Compensation Committee in writing that he has received the Foregone Bonus, the Company will pay such amount to Mr. Ragot on March 15, 2007. The Signing Bonus described in (iii) above, will be treated as an advance against the Foregone Bonus. If Terex makes any payment of the Foregone Bonus to Mr. Ragot after receipt of the same amount from the Company, Mr. Ragot will immediately notify the Chairman of the Board’s Compensation Committee in writing and turn over to the Company the amount of such payment from Terex up to the amount paid by the Company on a dollar-for-dollar basis. If, subsequent to the receipt of the Foregone Bonus, Mr. Ragot voluntarily terminates his employment with the Company before January 1, 2008, other than for Good Reason (as defined in the Employment Agreement), he must repay the Foregone Bonus amounts to the Company.

(vi) Other Amounts: The Company will reimburse Mr. Ragot’s reasonable moving expenses in relocating to Chicago, Illinois. The Company will provide Mr. Ragot with the use of an automobile with lease payments of no more than $750 per month throughout the term of his employment. Mr. Ragot will be entitled to participate in any employee benefit plan made available by the Company to its executive employees at any time during his employment.

(vii) Termination Payments:

(a) Death: If Mr. Ragot’s employment is terminated by his death, the Company will pay any base salary and any unreimbursed expenses due to Mr. Ragot through the date of his death and will pay to Mr. Ragot’s legal representative any death benefits provided under any Benefit Plans.

(b) Disability: During any period that Mr. Ragot fails to perform his duties as a result of incapacity due to physical or mental illness, he shall continue to receive his base salary, bonus and other benefits (offset by any payments to Mr. Ragot received pursuant to disability benefit plans maintained by the Company) until his employment is terminated. If his employment is terminated due to disability, the Company will pay him any benefits provided under the Benefit Plans.

(c) For Cause or by Mr. Ragot for Other than Good Reason: If Mr. Ragot’s employment is terminated by the Company for Cause (as defined in the Employment Agreement) or by Mr. Ragot for other than Good Reason (as defined in the Employment Agreement), the Company shall pay Mr. Ragot his base salary through the date of termination and any unreimbursed expenses.

(d) By the Company Without Cause or by Mr. Ragot for Good Reason: If the Company terminates Mr. Ragot’s employment without Cause (as defined in the Employment Agreement), or Mr. Ragot terminates his employment for Good Reason (as defined in the Employment Agreement), or if the Company fails to renew the Employment Agreement, then the Company will provide the following payments and benefits: (i) the Company will pay Mr. Ragot his base salary through the date of termination and all other unpaid amounts to which he is entitled as of the date of termination including unpaid but accrued vacation and benefits payable; (ii) the Company shall pay Mr. Ragot’s base salary for 24 months (or 12 months in the case of a non-renewal of the Employment Agreement) following the date of termination; (iii) the Company will make two payments to Mr. Ragot (one in the case of a non-renewal of the Employment Agreement), each equal to the greater of (a) Mr. Ragot’s “target” bonus for the year of termination or (b) the bonus paid to Mr. Ragot for the year prior to the year of termination, with the first payment made on the first March 15 following Mr. Ragot’s termination and the second payment made on the second March 15 following Mr. Ragot’s termination; and (iv) the Company shall make available continued participation in the Company’s group health benefit plan to Mr. Ragot and such members of his family who participated in the group health plan at the time of his termination, for a period of 24 months.

Mr. Ragot is 48 years old and joins the Company from Terex Corporation, where he spent seven years serving in various senior executive leadership positions. In November 2003, Mr. Ragot was appointed President of Terex Utilities and Roadbuilding. Previously, Mr. Ragot had served as President of Terex Utilities since July 2002. Prior to that, Mr. Ragot held the positions of President of American Crane, Senior Vice-President, Sales and Aftermarket Services, and various other senior-level positions at American Crane. Prior to joining Terex Corporation in 1999, Mr. Ragot was Vice President and General Manager of the Air Compressor Group, Europe of Ingersoll-Rand Company and held various other managerial and senior-level positions during his fifteen years at Ingersoll-Rand Company.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1 Employment Agreement dated January 3, 2007 by and between FreightCar America, Inc. and Christian Ragot

Exhibit 99.1 Press Release of FreightCar America, Inc. dated January 4, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FreightCar America, Inc.

Date: January 4, 2007	By:	/s/ Kevin P. Bagby
	Name:	Kevin P. Bagby
	Title:	Vice President, Finance, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.1	Employment Agreement dated January 3, 2007, by and between FreightCar America, Inc. and Christian Ragot

Exhibit 99.1	Press Release of FreightCar America, Inc. dated January 4, 2007